PROSPECTUS Dated April 12, 2024	Pricing Supplement No. 5,037 to
PRODUCT SUPPLEMENT Dated November 16, 2023	Registration Statement Nos. 333-275587; 333-275587-01
INDEX SUPPLEMENT Dated November 16, 2023	Dated November 27, 2024 Rule 424(b)(2)

Morgan Stanley Finance LLC STRUCTURED INVESTMENTS Opportunities in International Equities

$27,954,000

Capped Leveraged Buffered Basket-Linked Notes due February 26, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (February 26, 2027, subject to postponement) is based on the performance of a weighted basket comprised of the EURO STOXX 50® Index (38.00% weighting), the Tokyo Stock Price Index (26.00% weighting), the FTSE® 100 Index (17.00% weighting), the Swiss Market Index® (11.00% weighting) and the S&P®/ASX 200 Index (8.00% weighting), as measured from the trade date (November 27, 2024) to and including the determination date (February 24, 2027, subject to postponement). The initial basket level is 100, and the final basket level on the determination date will equal the sum of the products, as calculated separately for each basket underlier, of: (i) the final underlier level multiplied by (ii) the applicable multiplier. The multiplier equals, for each basket underlier, (i) the weighting of such basket underlier multiplied by 100 divided by (ii) the initial underlier level (4,733.15 with respect to the EURO STOXX 50® Index, 2,665.34 with respect to the Tokyo Stock Price Index, 8,274.75 with respect to the FTSE® 100 Index, 11,644.01 with respect to the Swiss Market Index and 8,406.666 with respect to the S&P/ASX 200 Index) for such basket underlier. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive, subject to the maximum settlement amount ($1,336.25 for each $1,000 face amount of your notes). If the level of the basket declines by up to 17.50% from the initial basket level, you will receive the face amount of your notes. However, if the level of the basket declines by more than 17.50% from the initial basket level, the return on your notes will be negative. You could lose your entire investment in the notes. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the basket level from the initial basket level to the final basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 250% times (c) the basket return, subject to the maximum settlement amount;

●if the basket return is zero or negative but not below -17.50% (the final basket level is equal to or less than the initial basket level but not by more than 17.50%), $1,000; or

●if the basket return is negative and is below -17.50% (the final basket level is less than the initial basket level by more than 17.50%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.2121 times (b) the sum of the basket return plus 17.50% times (c) $1,000.

Under these circumstances, you will lose some or all of your investment.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value on the trade date is $989.40 per note. See “Estimated Value” on page 2.

	Price to public(1)	Agent’s commissions	Proceeds to us(2)
Per note	$1,000	$0	$1,000
Total	$27,954,000	$0	$27,954,000

(1) Morgan Stanley & Co. LLC (“MS & Co.”) will sell all of the notes that it purchases from us to an unaffiliated dealer at the original issue price of 100.00%, or $1,000 per face amount of notes. Such dealer will sell the notes to investors at the same price without a discount or commission. Investors that purchase and hold the notes in fee-based accounts may be charged fees based on the amount of assets held in those accounts, including the notes. For more information, see “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.”

(2) See “Additional Information About the Notes—Use of proceeds and hedging” beginning on page 27.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 14.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Final Terms” on page 3 and “Additional Information About the Notes” on page 27.

MORGAN STANLEY

About Your Prospectus

The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●Prospectus dated April 12, 2024

●Product Supplement dated November 16, 2023

●Index Supplement dated November 16, 2023

When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

ESTIMATED VALUE

The Original Issue Price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the Trade Date is less than $1,000. We estimate that the value of each note on the Trade Date is $989.40.

What goes into the estimated value on the Trade Date?

In valuing the notes on the Trade Date, we take into account that the notes comprise both a debt component and a performance-based component linked to the Basket Underliers. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Basket Underliers, instruments based on the Basket Underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the Upside Participation Rate, the Cap Level, the Maximum Settlement Amount and the Buffer Amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the Basket Underliers, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Basket Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

SUMMARY INFORMATION

The Capped Leveraged Buffered Basket-Linked Notes, which we refer to as the notes, are unsecured obligations of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying product supplement and prospectus. All references to “Buffer Rate,” “Multiplier,” “Cash Settlement Amount,” “Closing Level,” “Determination Date,” “Face Amount,” “Basket Closing Level,” “Final Basket Level,” “Initial Basket Level,” “Maximum Settlement Amount,” “Original Issue Price,” “Stated Maturity Date,” “Trade Date,” “Basket,” “Basket Underlier,” “Basket Return” and “Upside Participation Rate” herein shall be deemed to refer to “downside factor,” “multiplier,” “payment at maturity,” “basket component closing value,” “valuation date,” “stated principal amount,” “basket closing value,” “final basket value,” “initial basket value,” “maximum payment at maturity,” “issue price,” “maturity date,” “pricing date,” “basket,” “basket index,” “basket return” and “leverage factor,” respectively, as used in the accompanying product supplement.

If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.

Final Terms

Issuer: Morgan Stanley Finance LLC

Guarantor: Morgan Stanley

Basket:

Basket Underlier	Bloomberg Ticker Symbol	Basket Underlier Publisher	Basket Underlier Weighting	Initial Underlier Level	Multiplier
EURO STOXX 50® Index	SX5E	STOXX® Limited (“STOXX®”)	38.00%	4,733.15	0.008028480
Tokyo Stock Price Index	TPX	JPX Market Innovation & Research, Inc. (“JPXI”)	26.00%	2,665.34	0.009754853
FTSE® 100 Index	UKX	FTSE Russell (“FTSE”)	17.00%	8,274.75	0.002054443
Swiss Market Index®	SMI	SIX Group Ltd. (“SIX Group”)	11.00%	11,644.01	0.000944692
S&P®/ASX 200 Index	AS51	S&P® Dow Jones Indices LLC (“S&P®”)	8.00%	8,406.666	0.000951626

For more information on the Basket and the Basket Underliers, see “The Basket and the Basket Underliers” on page 20.

Notes: The accompanying product supplement refers to the notes as the “PLUS.”

Specified currency: U.S. dollars (“$”)

Face Amount: Each note will have a Face Amount of $1,000; $27,954,000 in the aggregate for all the notes; the aggregate Face Amount of notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date hereof.

Denominations: $1,000 and integral multiples thereof

Cash Settlement Amount (on the Stated Maturity Date): For each $1,000 Face Amount of notes, we will pay you on the Stated Maturity Date an amount in cash equal to:

●if the Final Basket Level is greater than or equal to the Cap Level, the Maximum Settlement Amount;

●if the Final Basket Level is greater than the Initial Basket Level but less than the Cap Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Upside Participation Rate times (c) the Basket Return;

●if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level, $1,000; or

●if the Final Basket Level is less than the Buffer Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Buffer Rate times (c) the sum of the Basket Return and the Buffer Amount.

You will lose some or all of your investment at maturity if the Final Basket Level is less than the Buffer Level. Any payment of the Cash Settlement Amount is subject to the credit of the Issuer.

Initial Basket Level: 100, which is equal to the sum of the products, as calculated separately for each Basket Underlier, of (i) the Initial Underlier Level and (ii) the applicable Multiplier

Initial Underlier Level: With respect to each Basket Underlier, the level set forth for such Basket Underlier under “Basket—Initial Underlier Level” above.

Final Underlier Level: With respect to each Basket Underlier, the Closing Level of such Basket Underlier on the Determination Date, except in the limited circumstances described under “Description of PLUS—Postponement of Valuation Date(s)” on page S-48 of the accompanying product supplement, and subject to adjustment as provided under “Description of PLUS—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” on page S-55 of the accompanying product supplement.

Basket Closing Level: On the Determination Date, the sum of the following, calculated separately for each Basket Underlier: (i) the Final Underlier Level multiplied by (ii) the applicable Multiplier

Final Basket Level: The Basket Closing Level on the Determination Date

Basket Return: The quotient of (i) the Final Basket Level minus the Initial Basket Level divided by (ii) the Initial Basket Level, expressed as a percentage

Multiplier: With respect to each Basket Underlier, the multiplier set forth for such Basket Underlier under “Basket—Multiplier” above.

Upside Participation Rate: 250%

Cap Level: 113.45, which is 113.450% of the Initial Basket Level

Maximum Settlement Amount: $1,336.25 for each $1,000 Face Amount of notes

Buffer Level: 82.50, which is equal to 82.50% of the Initial Basket Level

Buffer Amount: 17.50%

Buffer Rate: The quotient of the Initial Basket Level divided by the Buffer Level, which equals approximately 121.21%

Trade Date: November 27, 2024

Original Issue Date (Settlement Date): December 5, 2024 (5 Business Days after the Trade Date)

Determination Date: February 24, 2027, subject to postponement as described in the accompanying product supplement on page S-48 under “Description of PLUS—Postponement of Valuation Date(s).”

Stated Maturity Date: February 26, 2027 (2 Business Days after the Determination Date), subject to postponement as described below.

Postponement of Stated Maturity Date: If the scheduled Determination Date is not a Trading Day for a Basket Underlier or if a market disruption event occurs with respect to a Basket Underlier on that day so that the date on which the Final Underlier Level for all Basket Underliers has been determined falls less than two Business Days prior to the scheduled Stated Maturity Date, the Stated Maturity Date of the notes will be postponed to the second Business Day following such date.

Closing Level: As described under “Description of PLUS—Some Definitions—index closing value” on page S-40 of the accompanying product supplement

Business Day: As described under “Description of PLUS—Some Definitions—business day” on page S-39 of the accompanying product supplement

Trading Day: With respect to each of the EURO STOXX 50® Index, the Tokyo Stock Price Index and the FTSE® 100 Index, as described under “Description of PLUS—Some Definitions—index business day” on page S-40 of the accompanying product supplement. The product supplement refers to a Trading Day as an “index business day.”

With respect to each of the Swiss Market Index® and the S&P®/ASX 200 Index, notwithstanding the definition of “index business day” on page S-40 of the accompanying product supplement, Trading Day means a day, as determined by the calculation agent, on which (i) the respective principal securities markets for all of the stocks composing such Basket Underlier are open for trading, (ii) the Basket Underlier Publisher for such Basket Underlier is open for business and (iii) such Basket Underlier is calculated and published by its Basket Underlier Publisher. Although the Basket Underlier Publisher for the Swiss Market Index® or the S&P®/ASX 200 Index may publish a Closing Level with respect to such Basket Underlier on a day on which one or more of the principal securities markets for the stocks composing such Basket Underlier are closed, that day would not be a Trading Day for such Basket Underlier.

Market disruption event: The following replaces in its entirety the section entitled “Description of PLUS—Some Definitions—market disruption event” on page S-41 of the accompanying product supplement:

“Market disruption event” means, with respect to any Basket Underlier:

(i) the occurrence or existence of:

(a)a suspension, absence or material limitation of trading of securities then constituting 20 percent or more, by weight, of such Basket Underlier (or successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange, or

(b)a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more, by weight, of such Basket Underlier (or successor index), or futures or options contracts, if available, relating to such Basket Underlier (or successor index) or the securities then constituting 20 percent or more, by weight, of such Basket Underlier during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate, or

(c)the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such Basket Underlier (or successor index), or in futures or options contracts, if available, relating to securities then constituting 20 percent or more, by weight, of such Basket Underlier (or successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in a Basket Underlier is suspended, absent or materially limited at that time, then the relevant percentage contribution of that security to the value of such Basket Underlier shall be based on a comparison of (x) the portion of the value of such Basket Underlier attributable to that security relative to (y) the overall value of such Basket Underlier, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on a Basket Underlier, or futures or options contracts, if available, relating to securities then constituting 20 percent or more, by weight, of a Basket Underlier, by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such Basket Underlier and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to a Basket Underlier are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Trustee: The Bank of New York Mellon

Calculation Agent: MS & Co.

Issuer Notice To Registered Security Holders, the Trustee and the Depositary: In the event that the Stated Maturity Date is postponed due to postponement of the Determination Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Stated Maturity Date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Stated Maturity Date, the Business Day immediately preceding the scheduled Stated Maturity Date and (ii) with respect to notice of the date to which the Stated Maturity Date has been rescheduled, the Business Day immediately following the actual Determination Date for determining the Final Basket Level.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the depositary of the amount of cash, if any, to be delivered with respect to each Face Amount of notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Stated Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the notes, if any, to the Trustee for delivery to the depositary, as holder of the notes, on the Stated Maturity Date.

CUSIP no.: 61776WX32

ISIN: US61776WX320

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the Basket and the Basket Underliers, as applicable, on the Determination Date could have on the Cash Settlement Amount.

The examples below are based on a range of Final Basket Levels and Final Underlier Levels that are entirely hypothetical; no one can predict what the level of the Basket will be on any day during the term of the notes, and no one can predict what the Final Basket Level will be on the Determination Date. The Basket Underliers have at times experienced periods of high volatility — meaning that the levels of the Basket Underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date at the Face Amount and held to the Stated Maturity Date. The value of the notes at any time after the Trade Date will vary based on many economic and market factors, including interest rates, the volatility of the Basket Underliers, our creditworthiness and changes in market conditions, and cannot be predicted with accuracy. Any sale prior to the Stated Maturity Date could result in a substantial loss to you.

Key Terms and Assumptions
Face Amount:	$1,000
Upside Participation Rate:	250.00%
Cap Level:	113.450% of the Initial Basket Level
Maximum Settlement Amount:	$1,336.25 per $1,000 Face Amount of notes (133.625% of the Face Amount)
Minimum Cash Settlement Amount:	None
Buffer Level:	82.50% of the Initial Basket Level
Buffer Rate:	Approximately 121.21%
Buffer Amount:	17.50%

●Neither a market disruption event nor a non-Trading Day occurs on the Determination Date.

●No discontinuation of the Underlier or alteration of the method by which the Underlier is calculated.

●Notes purchased on the Original Issue Date at the Face Amount and held to the Stated Maturity Date.

The actual performance of the Basket and the Basket Underliers over the term of the notes, as well as the Cash Settlement Amount, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the Basket and the Basket Underliers shown elsewhere in this document. For information about the historical levels of each Basket Underlier during recent periods, see “The Basket and The Basket Underliers” below.

The levels in the left column of the table below represent hypothetical Final Basket Levels and are expressed as percentages of the Initial Basket Level. The amounts in the right column represent the hypothetical Cash Settlement Amount, based on the corresponding hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level), and are expressed as percentages of the Face Amount of notes (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Cash Settlement Amount of 100% means that the value of the cash payment that we would deliver for each $1,000 Face Amount of notes on the Stated Maturity Date would equal 100% of the Face Amount of notes, based on the corresponding hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) and the assumptions noted above. The numbers appearing in the table and chart below may have been rounded for ease of analysis.

Hypothetical Final Basket Level	Hypothetical Cash Settlement Amount
(as Percentage of Initial Basket Level)	(as Percentage of Face Amount)
200.000%	133.625%
175.000%	133.625%
150.000%	133.625%
140.000%	133.625%
130.000%	133.625%
120.000%	133.625%
113.450%	133.625%
110.000%	125.000%
105.000%	112.500%
102.000%	105.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
82.500%	100.000%
80.000%	96.970%
75.000%	90.909%
50.000%	60.606%
25.000%	30.303%
0.000%	0.000%

If, for example, the Final Basket Level were determined to be 25.000% of the Initial Basket Level, the Cash Settlement Amount would be approximately 30.303% of the Face Amount of notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would lose approximately 69.697% of your investment. If you purchased your notes at a premium to the Face Amount, you would lose a correspondingly higher percentage of your investment.

If the Final Basket Level were determined to be 200.000% of the Initial Basket Level, the Cash Settlement Amount would be capped at the Maximum Settlement Amount (expressed as a percentage of the Face Amount), or 133.625% of each $1,000 Face Amount of notes, as shown in the table above. As a result, if you purchased the notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would not benefit from any increase in the Final Basket Level above the Cap Level of 113.450% of the Initial Basket Level.

Payoff Diagram

The following chart shows a graphical illustration of the hypothetical Cash Settlement Amount (expressed as a percentage of the Face Amount of notes), if the Final Basket Level (expressed as a percentage of the Initial Basket Level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) of less than the Buffer Level of 82.50% (the section left of the 82.50% marker on the horizontal axis) would result in a hypothetical Cash Settlement Amount of less than 100% of the Face Amount of notes (the section below the 100% marker on the vertical axis), and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) of greater than 113.450% (the section right of the Cap Level of 113.450% marker on the horizontal axis) would result in a capped return on your investment and a Cash Settlement Amount equal to the Maximum Settlement Amount.

Hypothetical Payoff Diagram

Scenario Analysis and Examples of Cash Settlement Amount at Maturity

Below are five examples of how the Cash Settlement Amount you receive at maturity, if any, will be calculated based on hypothetical Initial Underlier Levels, Final Underlier Levels and Multipliers for each of the Basket Underliers. As shown below, any increase in the level of one or more of the Basket Underliers may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other Basket Underliers. The following examples are based on hypothetical data and are provided for illustrative purposes only. The numbers appearing in the examples below may have been rounded for ease of analysis.

The hypothetical Initial Underlier Level for each Basket Underlier of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlier Level for that Basket Underlier. For the actual Initial Underlier Levels of the Basket Underliers, please see the information set forth under “Final Terms—Basket” above.

Example 1:  All of the Basket Underliers appreciate over the term of the notes. The Final Basket Level is greater than the Cap Level.  The Cash Settlement Amount equals the Maximum Settlement Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
EURO STOXX 50® Index (38.00% weighting)	100.00	280.00	+ 180.00%	0.38000	106.40
Tokyo Stock Price Index (26.00% weighting)	100.00	220.00	+ 120.00%	0.26000	57.20
FTSE® 100 Index (17.00% weighting)	100.00	170.00	+ 70.00%	0.17000	28.90
Swiss Market Index® (11.00% weighting)	100.00	170.00	+ 70.00%	0.11000	18.70
S&P®/ASX 200 Index (8.00% weighting)	100.00	170.00	+ 70.00%	0.08000	13.60
			Final Basket Level:		224.80
			Basket Return:		124.80%

In this example, all of the hypothetical Final Underlier Levels are greater than the applicable hypothetical Initial Underlier Levels, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level of 100.00.  Because the hypothetical Final Basket Level of 224.80 is greater than the Cap Level of 113.450%, the hypothetical Cash Settlement Amount that we would deliver on your notes at maturity would be capped at the Maximum Settlement Amount of $1,336.25 for each $1,000 Face Amount of notes (133.625% of each $1,000 Face Amount of notes).

Example 2:  Four Basket Underliers appreciate, while the other Basket Underlier remains unchanged, over the term of the notes. The Final Basket Level is greater than the Initial Basket Level but less than the Cap Level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
EURO STOXX 50® Index (38.00% weighting)	100.00	105.00	+ 5.00%	0.38000	39.90

Tokyo Stock Price Index (26.00% weighting)	100.00	100.00	0.00%	0.26000	26.00
FTSE® 100 Index (17.00% weighting)	100.00	110.00	+10.00%	0.17000	18.70
Swiss Market Index® (11.00% weighting)	100.00	102.00	+ 2.00%	0.11000	11.22
S&P®/ASX 200 Index (8.00% weighting)	100.00	108.00	+ 8.00%	0.08000	8.64
			Final Basket Level:		104.46
			Basket Return:		4.46%

In this example, all of the hypothetical Final Underlier Levels are greater than or equal to the applicable hypothetical Initial Underlier Levels, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level of 100.00.  Because the hypothetical Final Basket Level is 104.46, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal:

Cash Settlement Amount = $1,000 + ($1,000 × 250.00% × 4.46%) = $1,111.50

Example 3.  Two Basket Underliers appreciate, while the other three Basket Underliers depreciate, over the term of the notes. The Final Basket Level is less than the Initial Basket Level, but greater than the Buffer Level.  The Cash Settlement Amount equals the $1,000 Face Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
EURO STOXX 50® Index (38.00% weighting)	100.00	101.00	+ 1.00%	0.38000	38.38
Tokyo Stock Price Index (26.00% weighting)	100.00	90.00	- 10.00%	0.26000	23.40
FTSE® 100 Index (17.00% weighting)	100.00	85.00	- 15.00%	0.17000	14.45
Swiss Market Index® (11.00% weighting)	100.00	95.00	- 5.00%	0.11000	10.45
S&P®/ASX 200 Index (8.00% weighting)	100.00	110.00	+ 10.00%	0.08000	8.80
			Final Basket Level:		95.48
			Basket Return:		-4.52%

In this example, even though the hypothetical Final Underlier Levels for the EURO STOXX 50® Index and the S&P®/ASX 200 Index are greater than their hypothetical Initial Underlier Levels, the negative returns of the Tokyo Stock Price Index, the FTSE® 100 Index and the Swiss Market Index® more than offset the positive returns on the EURO STOXX 50® Index and the S&P®/ASX 200 Index, which results in the hypothetical Final Basket Level being less than the Initial Basket Level of 100.00.  However, because the hypothetical Final Basket Level of 95.48 is greater than the Buffer Level of 82.50, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal the Face Amount of $1,000.

Example 4:  One Basket Underlier depreciates, while the other Basket Underliers remain unchanged or appreciate, over the term of the notes. The Final Basket Level is less than the Buffer Level, and therefore the Cash Settlement Amount is less than the $1,000 Face Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B × Column D
EURO STOXX 50® Index (38.00% weighting)	100.00	30.00	- 70.00%	0.38000	11.40
Tokyo Stock Price Index (26.00% weighting)	100.00	100.00	0.00%	0.26000	26.00
FTSE® 100 Index (17.00% weighting)	100.00	100.00	0.00%	0.17000	17.00
Swiss Market Index® (11.00% weighting)	100.00	115.00	+ 15.00%	0.11000	12.65
S&P®/ASX 200 Index (8.00% weighting)	100.00	115.00	+ 15.00%	0.08000	9.20
			Final Basket Level:		76.25
			Basket Return:		-23.75%

In this example, the hypothetical Final Underlier Level of the EURO STOXX 50® Index is less than its hypothetical Initial Underlier Level, while the hypothetical Final Underlier Levels of the Tokyo Stock Price Index and the FTSE® 100 Index are equal to their applicable hypothetical Initial Underlier Levels and the hypothetical Final Underlier Levels of the Swiss Market Index® and the S&P®/ASX 200 Index are greater than their applicable hypothetical Initial Underlier Levels.

Because the Basket Underliers are unequally weighted, increases in the lower-weighted Basket Underliers may be more than offset by decreases in the higher-weighted Basket Underliers. In this example, the large decline in the level of the EURO STOXX 50® Index results in the hypothetical Final Basket Level being less than the Buffer Level of 82.50% of the Initial Basket Level, even though the levels of the Tokyo Stock Price Index and the FTSE® 100 Index remained unchanged and the levels of the Swiss Market Index® and the S&P®/ASX 200 Index increased.

Because the hypothetical Final Basket Level of 76.25 is less than the Buffer Level of 82.50% of the Initial Basket Level, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal:

Cash Settlement Amount = $1,000 + ($1,000 × 121.21% × (-23.75% + 17.50%)) = $924.24

Example 5.  All of the Basket Underliers depreciate over the term of the notes. The Final Basket Level is less than the Buffer Level, and therefore the Cash Settlement Amount is less than the $1,000 Face Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
EURO STOXX 50® Index (38.00% weighting)	100.00	40.00	- 60.00%	0.38000	15.20
Tokyo Stock Price Index (26.00% weighting)	100.00	65.00	- 35.00%	0.26000	16.90

FTSE® 100 Index (17.00% weighting)	100.00	75.00	- 25.00%	0.17000	12.75
Swiss Market Index® (11.00% weighting)	100.00	77.00	- 23.00%	0.11000	8.47
S&P®/ASX 200 Index (8.00% weighting)	100.00	65.00	- 35.00%	0.08000	5.20
			Final Basket Level:		58.52
			Basket Return:		-41.48%

In this example, all of the hypothetical Final Underlier Levels are less than the applicable hypothetical Initial Underlier Levels, which results in the hypothetical Final Basket Level being significantly less than the Initial Basket Level of 100.00.  Because the hypothetical Final Basket Level of 58.52 is less than the Buffer Level of 82.50% of the Initial Basket Level, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal:

Cash Settlement Amount = $1,000 + ($1,000 × 121.21% × (-41.48% + 17.50%)) = $709.33

RISK FACTORS

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

RISKS RELATING TO AN INVESTMENT IN THE NOTES

The Notes Do Not Pay Interest Or Guarantee The Return Of Any Of Your Principal

The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and do not guarantee any return of principal at maturity. If the Final Basket Level has declined by an amount greater than the Buffer Amount of 17.50% from the Initial Basket Level, you will receive for each note that you hold a Cash Settlement Amount that is less than the Face Amount of each note by an amount proportionate to the decline in the level of the Basket below 82.50% of the Initial Basket Level times the Buffer Rate of approximately 121.21%. As there is no minimum Cash Settlement Amount on the notes, you could lose your entire initial investment.

Also, the market price of your notes prior to the Stated Maturity Date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the Stated Maturity Date, you may receive significantly less than the amount of your investment in the notes.

The Appreciation Potential Of The Notes Is Limited By The Maximum Settlement Amount

The appreciation potential of the notes is limited by the Maximum Settlement Amount of $1,336.25 per note, or 133.625% of the Face Amount. Although the Upside Participation Rate provides 250% exposure to any increase in the Final Basket Level over the Initial Basket Level, because the Cash Settlement Amount will be limited to 133.625% of the Face Amount for the notes, any increase in the Final Basket Level beyond 113.450% of the Initial Basket Level will not further increase the return on the notes.

If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected

The Cash Settlement Amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the Face Amount of notes, then the return on your investment in such notes held to the Stated Maturity Date will differ from, and may be substantially less than, the return on notes purchased at the Face Amount. If you purchase your notes at a premium to the Face Amount and hold them to the Stated Maturity Date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the Face Amount or at a discount to the Face Amount. In addition, the impact of the Buffer Level and the Cap Level on the return on your investment will depend upon the price you pay for your notes relative to the Face Amount. For example, if you purchase your notes at a premium to the Face Amount, the Cap Level will reduce your potential percentage return on the notes to a greater extent than would have been the case for notes purchased at the Face Amount or at a discount to the Face Amount. Similarly, the Buffer Level will provide less protection of the investment amount for notes purchased at a premium to the Face Amount than for notes purchased at the Face Amount or a discount to the Face Amount.

The Market Price Will Be Influenced By Many Unpredictable Factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the level of the Basket and each Basket Underlier at any time, volatility (frequency and magnitude of changes in value) of each of the Basket Underliers, the dividend yield of the component stocks of each Basket Underlier, the actual or expected positive or negative correlation among the Basket Underliers, or the actual or expected absence of any such correlation, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Basket Underliers or equities markets generally and which may affect the Final Underlier Levels of the Basket Underliers and any actual or anticipated changes in our credit ratings or credit spreads. The levels of the Basket Underliers may be, and have been, volatile, and we can give you no assurance that the volatility will lessen. See “The Basket and The Basket Underliers “ below. You may receive less, and possibly significantly less, than the Face Amount per note if you try to sell your notes prior to maturity.

The Notes Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings Or Credit Spreads May Adversely Affect The Market Value Of The Notes

You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

As A Finance Subsidiary, MSFL Has No Independent Operations And Will Have No Independent Assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of the notes if they make claims in respect of such notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they could not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The Amount Payable On The Notes Is Not Linked To The Levels Of The Basket Underliers At Any Time Other Than The Determination Date

The Final Basket Level will be based on the Closing Levels of the Basket Underliers on the Determination Date, subject to adjustment for non-Trading Days and certain market disruption events. Even if the levels of some or all of the Basket Underliers appreciate prior to the Determination Date but then drop by the Determination Date, the Cash Settlement Amount may be less, and may be significantly less, than it would have been had the Cash Settlement Amount been linked to the levels of the Basket Underliers prior to such drop. Although the actual levels of the Basket Underliers on the Stated Maturity Date or at other times during the term of the notes may be higher than the Final Underlier Levels on the Determination Date, the Cash Settlement Amount will be based solely on the Closing Levels of the Basket Underliers on the Determination Date as compared to their respective Initial Underlier Levels.

Investing In The Notes Is Not Equivalent To Investing In The Basket Underliers Or The Stocks Composing The Basket Underliers

Investing in the notes is not equivalent to investing in the Basket Underliers or the stocks that constitute the Basket Underliers. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Basket Underliers.

The Rate We Are Willing To Pay For Securities Of This Type, Maturity And Issuance Size Is Likely To Be Lower Than The Rate Implied By Our Secondary Market Credit Spreads And Advantageous To Us. Both The Lower Rate And The Inclusion Of Costs Associated With Issuing, Selling, Structuring And Hedging The Notes In The Original Issue Price Reduce The Economic Terms Of The Notes, Cause The Estimated Value Of The Notes To Be Less Than The Original Issue Price And Will Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the Original Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Original Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes, including a fee payable by our affiliate MS & Co. to iCapital Markets LLC, which is a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, a dealer participating in the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering in the Original Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Basket Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The Estimated Value Of The Notes Is Determined By Reference To Our Pricing And Valuation Models, Which May Differ From Those Of Other Dealers And Is Not A Maximum Or Minimum Secondary Market Price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date hereof will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The Market Price Will Be Influenced By Many Unpredictable Factors” above.

The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Calculation Agent, Which Is A Subsidiary Of Morgan Stanley And An Affiliate Of MSFL, Will Make Determinations With Respect To The Notes

As calculation agent, MS & Co. will determine the Initial Underlier Levels, the Final Underlier Levels and the Final Basket Level and will calculate the Cash Settlement Amount you receive at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the Final Underlier Level in the event of a market disruption event with respect to a Basket Underlier or discontinuance of a Basket Underlier. These potentially subjective determinations may adversely affect the Cash Settlement Amount at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the Trade Date.

Hedging And Trading Activity By Our Affiliates Could Potentially Adversely Affect The Value Of The Notes

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the Basket Underliers or their component stocks), including trading in the stocks that constitute the Basket Underliers as well as in other instruments related to the Basket Underliers. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. Some of our affiliates also trade the stocks that constitute the Basket Underliers and other financial instruments related to the Basket Underliers on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlier Levels, and, therefore, could increase the levels at or above which the Basket Underliers must close on the Determination Date so that investors do not suffer a loss on their initial investment in the notes. Additionally, such hedging or trading activities during the term of the notes, including on the Determination Date, could adversely affect the levels of the Basket Underliers on the Determination Date, and, accordingly, the Cash Settlement Amount an investor will receive at maturity, if any. Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to any compensation they would receive for the sale of the notes.

We May Sell An Additional Aggregate Face Amount Of Notes At A Different Issue Price

At our sole option, we may decide to sell an additional aggregate Face Amount of notes subsequent to the date hereof. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this document.

The U.S. Federal Income Tax Consequences Of An Investment In The Notes Are Uncertain

Please read the discussion under “Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the notes. There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the tax treatment of a note as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

RISKS RELATING TO THE BASKET UNDERLIERS

The Basket Underliers Reflect The Price Return Of The Stocks Composing Each Basket Underlier, Not A Total Return

The return on the notes is based on the performance of the Basket Underliers, which reflect the changes in the market prices of the stocks composing each Basket Underlier. The Basket Underliers are not, however, “total return” indices, which, in addition to reflecting the price returns of their respective component stocks, would also reflect all dividends and other distributions paid on such component stocks. The return on the notes will not include such a total return feature.

Changes In The Level Of One Or More Of The Basket Underliers May Offset Changes In The Levels Of The Others

Movements in the levels of the Basket Underliers may not correlate with each other. At a time when the level of one or more Basket Underliers increases, the level of one or more of the other Basket Underliers may not increase as much, or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more Basket Underliers may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other Basket Underliers. Further, the Basket is not equally weighted among the Basket Underliers. Decreases in the level of a more heavily weighted Basket Underlier could moderate or wholly offset increases in the levels of the less heavily weighted Basket Underliers. If the Final Basket Level has declined by an amount greater than the Buffer Amount of 17.50% from the Initial Basket Level, you will receive at maturity an amount that is less, and may be significantly less, than the Face Amount of your notes, and which could be zero.

The Notes Are Linked To The Basket Underliers And Are Subject To Risks Associated With Investments In Securities Linked To The Value Of Foreign Equity Securities

The notes are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the Basket Underliers are traded in foreign currencies, the value of your notes (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

Adjustments To The Basket Underliers Could Adversely Affect The Value Of The Notes

The publisher of each Basket Underlier may add, delete or substitute the stocks constituting such Basket Underlier or make other methodological changes that could change the level of such Basket Underlier. The publisher of each Basket Underlier may also discontinue or suspend calculation or publication of such Basket Underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Basket Underlier and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the Final Underlier Level for such Basket Underlier will be determined based on the closing prices at maturity of the securities composing the Basket Underlier at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such Basket Underlier last in effect prior to discontinuance of such Basket Underlier.

You should also note that JPX Market Innovation & Research, Inc. (“JPXI”) recently implemented methodology changes to the TOPIX® Index that are being carried out in stages through January 2025. Among other things, this means that, with respect to the TOPIX® Index, limited historical Basket Underlier performance information is available incorporating the changes that have been carried out to date. Specifically, prior to April 4, 2022, the component stocks of the TOPIX® Index consisted of all domestic common stocks listed on the First Section of the Tokyo Stock Exchange (the “TSE”). On April 4, 2022, JPXI began revisions to the TOPIX® Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TOPIX® Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting reduction constituents,” and their weighting will be gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025. Subject to a re-evaluation after the fourth stage, they will be removed from the TOPIX® Index on the last business day of January 2025. Because revisions to the composition of the TOPIX® Index are being carried out in several stages over a period of approximately 2.25 years, historical performance of the Basket Underlier that reflects all of the currently contemplated changes will not be available until the final stage of revisions is implemented in January 2025. You may receive less, and possibly significantly less, than the Face Amount per note if you are able to sell your notes prior to maturity.

Past Performance is No Guide to Future Performance

The actual performance of the Basket Underliers over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the Basket Underliers or to the hypothetical return examples set forth herein. We cannot predict the future performance of the Basket Underliers.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The Basket consists of five Basket Underliers with the following weightings within the Basket: the EURO STOXX 50® Index (38.00%), the Tokyo Stock Price Index (26.00%), the FTSE® 100 Index (17.00%), the Swiss Market Index® (11.00%) and the S&P®/ASX 200 Index (8.00%). The actual performance of the Basket and the Basket Underliers over the term of the notes, as well as the Cash Settlement Amount you receive at maturity, if any, may bear little relation to the historical levels of the Basket and the Basket Underliers or to the hypothetical return examples set forth herein.

Historical Information

The following graph is calculated to show the performance of the Basket during the period from January 1, 2019 through November 27, 2024, assuming the Basket Underliers were weighted as set forth herein and that the weightings were set on January 1, 2019 such that the initial basket level of the Basket were 100, and illustrates the effect of the offset and/or correlation among the Basket Underliers during such period. The graph does not take into account the Upside Participation Rate or the Buffer Level, nor does it attempt to show your expected return on an investment in the notes. The historical values of the Basket should not be taken as an indication of its future performance.

EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX® supersectors, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

In addition, information about the EURO STOXX 50® Index may be obtained from other sources including, but not limited to, the Basket Underlier Publisher’s website (including information regarding the EURO STOXX 50® Index’s (i) top ten constituents and weightings, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes.  Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the Basket Underliers is accurate or complete.

Information as of market close on November 27, 2024:

Bloomberg Ticker Symbol:	SX5E
Current Index Value:	4,733.15

The following graph sets forth the daily Closing Levels of the EURO STOXX 50® Index for each quarter in the period from January 1, 2019 through November 27, 2024. The Closing Level of the EURO STOXX 50® Index on November 27, 2024 was 4,733.15. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The EURO STOXX 50® Index has at times experienced periods of high volatility. The actual performance of the EURO STOXX 50® Index over the term of the notes may bear little relation to the historical Closing Levels of the EURO STOXX 50® Index or to the hypothetical return examples set forth herein. We cannot predict the future performance of the EURO STOXX 50® Index. You should not take the historical levels of the EURO STOXX 50® Index as an indication of its future performance, and no assurance can be given as to the Closing Level of the EURO STOXX 50® Index on the Determination Date.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

Tokyo Stock Price Index

The Tokyo Stock Price Index, which we also refer to as the TOPIX® Index, is published by JPXI. The TOPIX® Index was developed by the TSE. Publication of the TOPIX® Index began on July 1, 1969, based on a base index value of 100 as of January 4, 1968. Prior to April 4, 2022, the TSE domestic stock market was divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE were divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer-established and more actively traded issues and the Second Section to smaller and newly listed companies. At that time, the component stocks of the TOPIX® Index consisted of all domestic common stocks listed on the First Section of the TSE. On April 4, 2022, JPXI began revisions to the TOPIX® Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TOPIX® Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting reduction constituents,” and their weighting will be gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025. Subject to a re-evaluation after the fourth stage, they will be removed from the TOPIX® Index on the last business day of January 2025. The TOPIX® Index is computed and published every second via the Market Information System, and is reported to securities companies, news media, and other institutions across Japan. For additional information about the TOPIX® Index, see the information set forth under “Tokyo Stock Price Index” in the accompanying index supplement.

In addition, information about the TOPIX® Index may be obtained from other sources including, but not limited to, the Basket Underlier Publisher’s website (including information regarding the TOPIX® Index’s (i) top ten constituents and (ii) sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes.  Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the Basket Underliers is accurate or complete.

Information as of market close on November 27, 2024:

Bloomberg Ticker Symbol:	TPX
Current Index Value:	2,665.34

The following graph sets forth the daily Closing Levels of the TOPIX® Index for each quarter in the period from January 1, 2019 through November 27, 2024. The Closing Level of the TOPIX® Index on November 27, 2024 was 2,665.34. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The TOPIX® Index has at times experienced periods of high volatility. The actual performance of the TOPIX® Index over the term of the notes may bear little relation to the historical Closing Levels of the TOPIX® Index or to the hypothetical return examples set forth herein. We cannot predict the future performance of the TOPIX® Index. You should not take the historical levels of the TOPIX® Index as an indication of its future performance, and no assurance can be given as to the Closing Level of the TOPIX® Index on the Determination Date.

“TOPIX®” and “TOPIX® Index” are trademarks of JPXI. For more information, see “Tokyo Stock Price Index” in the accompanying index supplement.

FTSE® 100 Index

The FTSE® 100 Index, which is calculated, published and disseminated by FTSE Russell, is a free-float-adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The 100 stocks included in the FTSE® 100 Index (the “FTSE Underlying Stocks”) are selected from a reference group of stocks trading on the London Stock Exchange which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this reference group by selecting 100 stocks with the largest market value. For additional information about the FTSE® 100 Index, see the information set forth under “FTSE® 100 Index” in the accompanying index supplement.

In addition, information about the FTSE® 100 Index may be obtained from other sources including, but not limited to, the Basket Underlier Publisher’s website (including information regarding the FTSE® 100 Index’s (i) top five constituents and weightings and (ii) sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes.  Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the Basket Underliers is accurate or complete.

Information as of market close on November 27, 2024:

Bloomberg Ticker Symbol:	UKX
Current Index Value:	8,274.75

The following graph sets forth the daily Closing Levels of the FTSE® 100 Index for each quarter in the period from January 1, 2019 through November 27, 2024. The Closing Level of the FTSE® 100 Index on November 27, 2024 was 8,274.75. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The FTSE® 100 Index has at times experienced periods of high volatility. The actual performance of the FTSE® 100 Index over the term of the notes may bear little relation to the historical Closing Levels of the FTSE® 100 Index or to the hypothetical return examples set forth herein. We cannot predict the future performance of the FTSE® 100 Index. You should not take the historical levels of the FTSE® 100 Index as an indication of its future performance, and no assurance can be given as to the Closing Level of the FTSE® 100 Index on the Determination Date.

“FTSE®” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited. For more information, see “FTSE® 100 Index” in the accompanying index supplement.

Swiss Market Index®

The Swiss Market Index® represents more than 75% of the free-float capitalization of the Swiss equity market. The Swiss Market Index® consists of the 20 largest, most highly capitalized and liquid equities of the Swiss Performance Index® traded on the SIX Swiss Exchange. The composition of the Swiss Market Index® is reviewed annually, and in order to ensure a high degree of continuity in the composition of the Swiss Market Index®, the component stocks are subject to a special procedure for addition to or removal from the Swiss Market Index® based on free-float market capitalization and liquidity. For additional information about the Swiss Market Index®, see the information set forth under “Swiss Market Index®” in the accompanying index supplement.

In addition, information about the Swiss Market Index® may be obtained from other sources including, but not limited to, the Basket Underlier Publisher’s website (including information regarding the Swiss Market Index®’s (i) constituents and weightings and (ii) sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes.  Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the Basket Underliers is accurate or complete.

Information as of market close on November 27, 2024:

Bloomberg Ticker Symbol:	SMI
Current Index Value:	11,644.01

The following graph sets forth the daily Closing Levels of the Swiss Market Index® for each quarter in the period from January 1, 2019 through November 27, 2024. The Closing Level of the Swiss Market Index® on November 27, 2024 was 11,644.01. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The Swiss Market Index® has at times experienced periods of high volatility. The actual performance of the Swiss Market Index® over the term of the notes may bear little relation to the historical Closing Levels of the Swiss Market Index® or to the hypothetical return examples set forth herein. We cannot predict the future performance of the Swiss Market Index®. You should not take the historical levels of the Swiss Market Index® as an indication of its future performance, and no assurance can be given as to the Closing Level of the Swiss Market Index® on the Determination Date.

“Swiss Market Index®” and “SMI®” are trademarks of SIX Swiss Exchange. For more information, see “Swiss Market Index®” in the accompanying index supplement.

S&P®/ASX 200 Index

The S&P®/ASX 200 Index is Australia’s large capitalization tradable equity index and Australia’s institutional benchmark. The S&P®/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. Only stocks that are actively and regularly traded are considered for inclusion in the S&P®/ASX 200 Index. For additional information about the S&P®/ASX 200 Index, see the information set forth under “S&P®/ASX 200 Index” in the accompanying index supplement.

In addition, information about the S&P®/ASX 200 Index may be obtained from other sources including, but not limited to, the Basket Underlier Publisher’s website (including information regarding the S&P®/ASX 200 Index’s (i) top ten constituents, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes.  Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the Basket Underliers is accurate or complete.

Information as of market close on November 27, 2024:

Bloomberg Ticker Symbol:	AS51
Current Index Value:	8,406.666

The following graph sets forth the daily Closing Levels of the S&P®/ASX 200 Index for each quarter in the period from January 1, 2019 through November 27, 2024. The Closing Level of the S&P®/ASX 200 Index on November 27, 2024 was 8,406.666. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The S&P®/ASX 200 Index has at times experienced periods of high volatility. The actual performance of the S&P®/ASX 200 Index over the term of the notes may bear little relation to the historical Closing Levels of the S&P®/ASX 200 Index or to the hypothetical return examples set forth herein. We cannot predict the future performance of the S&P®/ASX 200 Index. You should not take the historical levels of the S&P®/ASX 200 Index as an indication of its future performance, and no assurance can be given as to the Closing Level of the S&P®/ASX 200 Index on the Determination Date.

“S&P®” is a trademark of Standard and Poor’s Financial Services LLC. For more information, see “S&P®/ASX 200 Index” in the accompanying index supplement.

TAX CONSIDERATIONS

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a note as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the notes prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the notes, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the notes. Such gain or loss should be long-term capital gain or loss if the investor has held the notes for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Both U.S. and non-U.S. investors considering an investment in the notes should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

ADDITIONAL INFORMATION ABOUT THE NOTES

No interest or dividends: The notes will not pay interest or dividends.

No listing: The notes will not be listed on any securities exchange.

No redemption: The notes will not be subject to any redemption right.

Purchase at amount other than Face Amount: The amount we will pay you on the Stated Maturity Date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the Face Amount and hold them to the Stated Maturity Date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the Face Amount. Also, the Buffer Level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the Face Amount. Additionally, the Cap Level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Risk Factors—If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected” beginning on page 14 of this document.

Use of proceeds and hedging: The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued. The costs of the notes borne by you and described on page 2 comprise the cost of issuing, structuring and hedging the notes.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the notes, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the Basket Underliers, futures and options contracts on the Basket Underliers, and any component stocks of the Basket Underliers listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the levels of the Basket Underliers on the Trade Date, and therefore increase the levels at or above which the Basket Underliers must close on the Determination Date so that investors do not suffer a loss on their initial investment in the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the Determination Date, by purchasing and selling the stocks constituting the Basket Underliers, futures or options contracts on the Basket Underliers or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the levels of the Basket Underliers, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Supplemental information regarding plan of distribution; conflicts of interest: MS & Co., acting as our agent, will sell all of the notes that it purchases from us to an unaffiliated dealer at the original issue price of 100.00%, or $1,000 per Face Amount of notes. Such dealer will sell the notes to investors at the same price without a discount or commission. MS & Co., the agent for this offering, is our affiliate. Because MS & Co. is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Settlement: We expect to deliver the notes against payment for the notes on the Original Issue Date, which will be the fifth scheduled Business Day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one Business Day, unless the parties to a trade expressly agree otherwise. Accordingly, if the Original Issue Date is more than one Business Day after the Trade Date, purchasers who wish to transact in the notes more than one Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

WHERE YOU CAN FIND MORE INFORMATION

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the product supplement, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus dated April 12, 2024

Product Supplement dated November 16, 2023

Index Supplement dated November 16, 2023

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.